EXHIBIT 99.2
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Dear Advertiser:

I am now able to provide you with detailed information about the inflation of circulation at THE CHICAGO Sun-Times. But first I'd like to thank you for the patience you've shown us during this challenging period for our newspaper.

The information I am sharing with you in this letter was produced during an intense, five-month independent investigation carried out by counsel for Hollinger International and the law firm Gardner Carton & Douglas LLP with the assistance of other professionals from Deloitte and Touche LLP. During the investigation, dozens of SUN-TIMES employees were interviewed and our business records were extensively examined.

The enclosed press release summarizes the investigation's findings and outlines the practices that violated the rules of the Audit Bureau of Circulations. As you will see, our investigation found that the inflation of THE SUN-TIMES' single-copy circulation began modestly on weekdays and Sundays during the period covered by the 1998 ABC report and increased over time. Saturday circulation was never inflated.

On discovering the problem earlier this year, I stopped all unacceptable practices and the investigation began promptly after I reported my concerns to the Company's officers and directors. Our press release includes a table that sets out the extent of the overstatement reported in each year since 1998.

It may seem that this information has been a long time coming, but we wanted to ensure this investigation was thorough and our disclosure complete. We intend to do this only once... and to get it right the first time.

Through intensive work, our investigation yielded a great deal of information for us to determine the extent of what occurred. Specifically, the investigation identified three different types of overstatement. First, THE SUN-TIMES incorrectly reported the timing of unsold papers in a manner that caused the average paid circulation to be miscalculated and inflated, and second, THE SUN-TIMES at times intentionally failed to report the total number of its unsold papers, thereby further inflating the calculation of average circulation (collectively, "Understated Returns"). Finally, THE SUN-TIMES occasionally included in its circulation copies of newspapers that, while actually published and circulated, were ineligible to be counted as paid circulation under ABC rules.

With the knowledge of these methods and using internal, historic records and other available information, Deloitte & Touche was able to provide an estimate of the circulation overstatement that enables us to set matters right with you. As the financial impact of this inflation varies significantly by differences in advertising program, we are not proposing a one-size-fits-all solution. Instead, we are implementing a uniform set of restitution principles:

o We will make appropriate restitution for the overstatement of our ABC reported circulation.

o Our methodologies will err on the side of advertisers for computing the compensation amount.

o    We will compensate advertisers based on the dates their ads ran.

o Our settlements will be structured to protect us from paying twice for the same wrong.

We have been advised that there is not a one-to-one relationship between circulation and advertising rates. Other factors such as the level and growth of other advertising rates in the market play a strong role.

Nonetheless, we have designed a proposal intended to restore your confidence in THE SUN-TIMES. Our settlement offer will be based on the percentage of understated returns. This percentage will be calculated separately for weekly and Sunday circulation overstatements.

We recognize each advertiser's needs are different, and we intend to offer cash and value-added options to provide full restitution. The value-added component will contain incentives designed to maximize your advertising dollars with THE SUN-TIMES and our network of Chicago newspapers.

To calculate your benefit, we will use your advertising expenditures in the four calendar quarters following each ABC audit report, commencing with the second quarter of 2001 through the third quarter of 2004, broken down between Sunday and weekday placements. We will be making a 100 percent settlement offer based on Understated Returns, 70 percent of which will be in the form of cash refunds and the remainder through value-added options for future programs. We will also make available a 125 percent value-added option for those advertisers who would welcome the premium. We have chosen 2001 as the compensation starting point in order to expedite restitution, and because prior to then the average overstatement was approximately one percent. Our compensation will be based on your advertising expenditures following the overstatement in each of the applicable ABC audits for weekday and Sunday circulation.

As you may know, a number of attorneys have filed class action lawsuits following our public disclosure of the overstatement in June of this year. Copies of the class action complaints which contain the name of the plaintiffs' counsel will be provided to you upon request.

Over the next few weeks, our advertiser representatives will provide you with our estimate of the make whole offer and loyalty rebate amounts. I have instructed them to create a 2005 advertising program which can incorporate the terms of our settlement offer into your future program.

THE SUN-TIMES has a proud history in Chicago. It has been acknowledged for decades as one of America's great newspapers. This has been a period of anguish and embarrassment for all of us here. We are anxious to put this period behind us and we have been working very hard to regain our reputation.

Over the past several months, we have made investments in editorial, marketing, circulation sales and reader service in order to increase our circulation. In addition, you should know that, everyone here at THE SUN-TIMES is committed to earning and maintaining your trust. We feel confident that today's announcement and our restitution offers mark an important step forward.


                                            Sincerely yours,



                                            John Cruickshank